Exhibit 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM ANNOUNCES 2013 CAPITAL BUDGET OF $725 MILLION

Total Production Expected to Grow 15%; Oil Production Up 25%

TULSA, OKLAHOMA December 17, 2012 — Laredo Petroleum Holdings, Inc (NYSE: LPI) (the “Company”), today announced that its Board of Directors has approved a $725 million capital budget for 2013, excluding acquisitions. The Company’s 2013 capital program is primarily focused on the continued delineation and development of its approximate 142,000 net acres in its core Garden City area of the liquids-rich Permian Basin, where the Company has identified four stacked shale zones with proven horizontal development potential. The Company expects to fund this capital program from internally-generated cash flow coupled with borrowings under its senior secured credit facility.

“Our activities in 2012, as planned, have now confirmed four prospective shale intervals on our Garden City acreage, including the Upper, Middle and Lower Wolfcamp and Cline shales, that can be efficiently produced with horizontal wells,” said Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “Our 2013 program is designed to continue to de-risk a growing percentage of our core Garden City acreage for these zones and begin the process of optimizing their development to truly maximize the value of this asset for our shareholders.”

The 2013 budget includes approximately $525 million for development drilling and completion, approximately $75 million for delineation drilling and completion, approximately $60 million for exploratory drilling, land, geological and geophysical activities, approximately $40 million for pipeline infrastructure and approximately $25 million for other capitalized costs. On a geographic basis, Laredo expects to invest approximately $640 million in the Permian Basin, approximately $60 million in the Anadarko Granite Wash and approximately $25 million in other areas.

In the Permian Basin, the Company expects to operate six vertical rigs for lease maintenance, development and delineation, two horizontal rigs concentrated on development activities and one horizontal rig primarily focused on the continued delineation of the initial four prospective zones in the core Garden City area. With these rigs, the Company expects to drill approximately 125 gross vertical wells and 25-30 gross horizontal wells. The horizontal program in Laredo’s Garden City area will be primarily targeting the Wolfcamp shale where the Company now has encouraging results from all three zones. In the Anadarko Granite Wash, the Company expects to operate two to three horizontal rigs during the year and anticipates drilling 10-15 gross horizontal wells on this acreage.

Production volumes for 2013 are expected to increase approximately 15% from the 2012 rate, resulting in total annual production in the range of 12.6 million to 13.1 million barrels of oil equivalent. Oil production is projected to increase more than 25% and represent approximately 46% of expected total 2013 production, presented on a two-stream basis. The Company has financial derivative instruments covering approximately 40% and 45% of its projected oil and natural gas production, respectively, for 2013 with weighted-average floor prices of $77.19 per barrel of oil and $4.33 per thousand cubic feet of natural gas.

The Company continually monitors both commodity prices and service costs, and as such, may adjust the production guidance and capital budget in the future as conditions warrant.

Laredo Petroleum is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo Petroleum’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.

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Forward-Looking Statements

This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and September 30, 2012, and those set forth from time to time in other filings with the SEC, including its Rule 424(b) prospectus filed October 12, 2012. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

Contacts:

Rick Buterbaugh:  (918) 858-5151 — RButerbaugh@laredopetro.com

Branden Kennedy:  (918) 858-5015 — BKennedy@laredopetro.com

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